SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C.  20549

                              FORM 8-K

                           CURRENT REPORT




                  Pursuant to Section 13 or 15(d) of
                 the Securities Exchange Act of 1934

                     Date of Report - March 1, 1996

                   HARLEYSVILLE NATIONAL CORPORATION
         (Exact name of registrant as specified in its charter)



   Pennsylvania                    0-15237           23-2210237
----------------------------    ----------------    ------------
(State or other jurisdiction    (Commission File    (IRS Employer
   of incorporation)                Number)         Identification
                                                       Number)



          483 Main Street
     Harleysville, Pennsylvania                         19438
---------------------------------------              ----------
(Address of principal executive offices)             (Zip Code)




Registrant's telephone number including area code:  (215) 256-8851
                                                    --------------

_________________________________________________________________
  (Former name or former address, if changed since last report)

Item 1.     Changes in Control of Registrant.

            Not Applicable.

Item 2.     Acquisition or Disposition of Assets.

            Not Applicable.

Item 3.     Bankruptcy or Receivership.

            Not Applicable.

Item 4.     Changes in Registrant's Certifying Accountant.

            Not Applicable.

Item 5.     Other Events.

            On March 1, 1996, Farmers & Merchants Bank (Honesdale, PA.)("FMB") (approximately $63 million in assets) was merged with and into The Citizens National Bank of Lansford ("CNB"), a wholly owned subsidiary of Harleysville National Corporation ("HNC"), pursuant to an Agreement and Plan of Reorganization dated September 7, 1995, and a related Agreement and Plan of Merger of the same date (the "Agreements"). Shareholders of FMB approved the Agreements and the underlying merger at a Special Meeting of Shareholders held on January 31, 1996.

            Under the terms of the merger, FMB shareholders received .6190 shares of HNC Common Stock for each share of FMB's Common Stock. A total of 438,262 shares were issued by HNC in the transaction.

            The acquisition of FMB pursuant to the merger described above is expected to have an immaterial impact on HNC's financial position and results of operations. As of December 31, 1995, HNC had total assets of $874 million, total shareholders' equity of $78 million and net income of $11.8 million.

            As a result of the acquisition, HNC, has consolidated assets of approximately $935 million.

Item 6.     Resignations of Registrant's Directors.

            Not Applicable.

Item 7.     Financial Statements and Exhibits.

            Exhibits:

            (99)  Press Release of the Registrant, Harleysville
                  National Corporation, dated March 1, 1996, in connection with the acquisition.

Item 8.     Change in Fiscal Year.

            Not Applicable.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  HARLEYSVILLE NATIONAL CORPORATION
                                  (Registrant)


Dated: March 1, 1996              /s/ Walter E. Daller, Jr.
                                  _______________________________
                                  Walter E. Daller, Jr., President
                                  and Chief Executive Officer
                                  (Principal Executive Officer)


                                  /s/ Vernon L. Hunsberger
                                 ________________________________
                                 Vernon L. Hunsberger
                                 Treasurer










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